EXHIBIT 99.1

                       PRESS RELEASE DATED APRIL 9, 2003






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NEWS RELEASE / FOR RELEASE AT 9:00 AM EST, WEDNESDAY, APRIL 9, 2003

             GASCO ANNOUNCES YEAR-END RESERVE ESTIMATES AND PROVIDES
                          RIVERBEND PROJECT PRODUCTION

DENVER -- April 9, 2003 /PRNewswire / -- Gasco Energy (OTCBB: GASE) today announced year-end reserve estimates.

Estimated year-end, proved reserves were approximately 21.5 billion cubic feet equivalent (Bcfe). This marks the first reserve estimates for Gasco based on recent production from its Riverbend and Wyoming Projects. The company's reserve mix is 96% natural gas and 4% liquid hydrocarbons with approximately 28% of total reserves proved developed.

Gasco's estimated, pre-tax future net cash flows discounted at 10% (commonly known as the Securities and Exchange Commission PV-10 figure) for proved reserves at year end was $12.3 million. The 2002 PV-10 calculation used net year-end commodity prices of $3.39 per thousand cubic feet (Mcf) of natural gas and $29.60 per barrel of crude oil (Bbl). Reserve estimates were prepared by James R. Stell, a third party, registered petroleum engineer, and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting bulletins. The proved reserves are also in accordance with Financial Accounting Standards Board Statement No. 69 requirements and are available in the company's Report on Form 10-K for the year ended December 31, 2002.


PROVED RESERVES AT JANUARY 1, 2003
                                                                            PROVED
                                         ---------------------------------------------------------------------------
                                                     DEVELOPED
                                         -----------------------------------
--------------------------------------------------------------------------------------------------------------------
                                           PRODUCING          NON-PRODUCING         UNDEVELOPED        TOTAL PROVED
NET REMAINING RESERVES

    Oil/ Condensate -  Bbls                     5,691                25,802             110,070             141,652

    Gas - Mcf                                 874,114             5,015,867          14,732,286          20,622,266

    Equivalent - (Mcfe)                       908,260             5,170,679          15,392,706          21,472,178

INCOME DATA

    Future Gross Revenue                   $3,144,215           $17,418,672         $53,200,520         $73,763,407

    Deductions                                832,245             7,119,690          31,006,485          38,958,420

    Future Net Income (FNI)                $2,311,970           $10,298,982         $22,194,035         $34,804,987

    SEC PV-10*                             $1,452,875           $ 5,467,175          $5,391,953         $12,312,002

*ASSUMING COMMODITY PRICES OF $3.39 MCF AND $29.60 PER BBL.

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PRODUCTION UPDATE
Gasco's current gross and net production is approximately 2.9 MMcf/d and 1.25 MMcf/d, respectively. The most recently drilled well, the Lytham 22-22 (100% WI, pending partner's election) is currently awaiting a pipeline connection and will be completed as soon as the tie-in is made. The Federal 32-21 is currently drilling through 11,000 feet and has experienced gas shows in both the Wasatch and the Mesaverde.

MANAGEMENT COMMENTS
Mark Erickson, Gasco's President and CEO, said: "We are certainly excited to be able to announce the reserve estimates for Gasco. The majority of the reserves in this initial report are under our core Riverbend Project in Utah, where Gasco is focusing its capital investment. This report demonstrates Riverbend's commerciality while improving our access capital to further develop this gas-rich resource. We are currently experiencing higher gas prices than those used in the reserve report and look forward to continued strong prices with the addition of the Kern River pipeline expansion scheduled for completion in May 2003. We do not see domestic gas supply issues improving in the coming 12 to 18 months, making this an opportune time to continue drilling our acreage. We have one well drilling ahead and will assess the remainder of 2003's CAPEX as a function of cash flow and new sources of funding."

ABOUT GASCO ENERGY
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and in the Greater Green River Basin of Wyoming. To learn more, visit WWW.GASCOENERGY.COM.

FORWARD-LOOKING STATEMENTS
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Part I, Item 1 of the Company's latest Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact for Gasco Energy, Inc.: Investor Relations: 800-645-9254


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